Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Exhibit for LMM
to the
Advisors Managed Portfolios Custody Agreement

Name of Series
Miller Income Fund

Base Fee for Custody Services

Annual Fee Based Upon Market Value Per Fund*
__ basis points on all assets
Minimum annual fee per fund – N/A
Plus portfolio transaction fees

Portfolio Transaction Fees
$__ – Book entry DTC transaction, Federal Reserve transaction, principal paydown
$__ – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$__ – Option/SWAPS/future contract written, exercised or expired
$__ – Mutual fund trade, Fed wire, margin variation Fed wire
$__ – Physical security transaction
$__ – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
•Additional fees apply for global servicing.
•Sub Advised Funds - $__ per custody account per year
•$__ – Segregated account per year
•No charge for the initial conversion free receipt.
•Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Instrument	Safekeeping (BPS)	Transaction fee	Country	Instrument	Safekeeping (BPS)	Transaction fee	Country	Instrument	Safekeeping (BPS)	Transaction fee
Argentina	All	__	$__	Hong Kong	All	__	$__	Philippines	All	__	$__
Australia	All	__	$__	Hungary	All	__	$__	Poland	All	__	$__
Austria	All	__	$__	Iceland	All	__	$__	Portugal	All	__	$__
Bahrain	All	__	$__	India	All	__	$__	Qatar	All	__	$__
Bangladesh	All	__	$__	Indonesia	All	__	$__	Romania	All	__	$__
Belgium	All	__	$__	Ireland	All	__	$__	Russia	Equities	__	$__
Benin	All	__	$__	Israel	All	__	$__	Senegal		__	$__
Bermuda	All	__	$__	Italy	All	__	$__	Singapore	All	__	$__
Botswana	All	__	$__	Ivory Coast	All	__	$__	Slovak Republic	All	__	$__
Brazil	All	__	$__	Japan	All	__	$__	Slovenia	All	__	$__
Bulgaria	All	__	$__	Jordan	All	__	$__	South Africa	All	__	$__
Burkina Faso	All	__	$__	Kazakhstan	All	__	$__	South Korea	All	__	$__
Canada	All	__	$__	Kenya	All	__	$__	Spain	All	__	$__
Cayman Islands*	All	__	$__	Kuwait	All	__	$__	Sri Lanka	All	__	$__
Channel Islands*	All	__	$__	Latvia	Equities	__	$__	Swaziland	All	__	$__
Chile	All	__	$__	Lebanon	All	__	$__	Sweden	All	__	$__
China	All	__	$__	Lithuania	All	__	$__	Switzerland	All	__	$__
Colombia	All	__	$__	Luxembourg	All	__	$__	Taiwan	All	__	$__
Costa Rica	All	__	$__	Malaysia	All	__	$__	Thailand	All	__	$__
Croatia	All	__	$__	Mali	All	__	$__	Togo	All	__	$__
Cyprus	All	__	$__	Malta	All	__	$__	Tunisia	All	__	$__
Czech Republic	All	__	$__	Mauritius	All	__	$__	Turkey	All	__	$__
Denmark	All	__	$__	Mexico	All	__	$__	UAE	All	__	$__
Ecuador	All	__	$__	Morocco	All	__	$__	United Kingdom	All	__	$__
Egypt	All	__	$__	Namibia	All	__	$__	Ukraine	All	__	$__
Estonia	All	__	$__	Netherlands	All	__	$__	Uruguay	All	__	$__
Euromarkets**	All	__	$__	New Zealand	All	__	$__	Venezuela	All	__	$__
Finland	All	__	$__	Niger	All	__	$__	Vietnam	All	__	$__
France	All	__	$__	Nigeria	All	__	$__	Zambia	All	__	$__

Germany	All	__	$__	Norway	All	__	$__	Zimbabwe	All	__	$__
Ghana	All	__	$__	Oman	All	__	$__
Greece	All	__	$__	Pakistan	All	__	$__
Guinea Bissau	All	__	$__	Peru	All	__	$__
*Additional Customer documentation and indemnification will be required prior to establishing accounts in these markets.
**Tiered by market value: <$5 billion: 1bps, >$5 billion and <$10 billion: .75 bps; >$10 billion: .50 bps.
**Euromarkets - Non-Eurobonds: Surcharge vary by local market.

*Safekeeping and transaction fees are assessed on security and currency transactions.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Additional Global Sub-Custodial Services Annual Fee Schedule
Base Fee - A monthly base fee per account (fund) will apply based on the number of foreign securities held.
1-25 foreign securities: $__
26-50 foreign securities: $__
Over 50 foreign securities: $__
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $__ per claim.

Miscellaneous Expenses
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

Adviser’s signature as acknowledgement of the fee schedule shown above is not needed. LMM LLC signed the fee schedule on November 14, 2016.

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